Exhibit 21.1

NEOMAGIC CORPORATION
SUBSIDIARIES

(All 100% Owned)

Name	Jurisdiction of Incorporation
NeoMagic Israel Ltd.	Israel
NeoMagic Semiconductor India Private Ltd.	India